Exhibit 23.10

Consent of Independent Petroleum Engineers

As independent petroleum engineers, we hereby consent to the references to our firm, in the context in which they appear, and to the references to, and the inclusion of, our reserves reports and oil, natural gas and NGL reserves estimates and forecasts of economics as of December 31, 2022 for each of Piedra Energy III, LLC and Piedra Energy IV, LLC, included in or made part of the registration statements on Form S-3 of Ovintiv Inc., which appears in this Registration Statement on Form S-3, dated July 27, 2023.

RUSSELL K. HALL AND ASSOCIATES, INC.

Russell K. Hall and Associates, Inc. Registration No. F-022199

/s/ Russell K. Hall
Russel K. Hall, P.E. no. 69926
President

Midland, Texas

July 27, 2023